Exhibit 10.19

September 6, 2016

Keith Bethel

Dear Keith:

We are pleased to inform you of your promotion to the position of Chief Growth Officer, Aramark, reporting directly to Eric Foss.

Enclosed are three copies of the Offer Detail Summary highlighting the compensation terms and conditions associated with your new role. We ask that you please retain one copy for your records and return two signed copies of this letter to me.

If you have any questions, or if I may be of any help to you, please do not hesitate to call me at 215.238.3203. Congratulations on your promotion! I look forward to working with you in your new role.

Sincerely,

/s/ Lynn McKee
Lynn McKee
Executive Vice President, Human Resources

Please sign and date below acknowledging that you have received this letter and accepted our offer.

Accept:	Keith P. Bethel
(Please Print Name)

	/s/ Keith P. Bethel	September 7, 2016
	(Please Sign Name)	Date

Exhibit 10.19

Keith Bethel
Offer Detail Summary
September 6, 2016

Title:	Chief Growth Officer Aramark

Level:	Band 2

Reports To:	Eric J. Foss Chairman, President and Chief Executive Officer

Location:	Philadelphia, PA

Effective Date:	October 1, 2016

Base Salary:	$400,000

Bonus:
You will continue to be eligible to participate in Aramark’s Management Incentive Bonus (MIB) Plan for Fiscal Year 2017.  As further described in the Plan, if you are eligible to receive a Management Incentive Bonus, the amount of your Bonus will be determined on the basis of both the performance of Aramark and your performance measured against certain annual financial and non-financial goals.  The guideline for your position is a target bonus of 85% of base salary.

Exhibit 10.19

Benefits: Equity Incentives:
You will continue to be eligible to participate in the standard Aramark Benefits Program, as well as the Benefits/Perquisites Programs in place for ELC members, which are subject to change from time to time.

We will recommend to the Compensation and Human Resources Committee of the Board of Directors (the “Committee”) that you be awarded equity grants with a value of approximately $850,000. This amount is inclusive of the equity grant award commitment made to you in the Offer Detail Summary dated June 1, 2016 related to your expanded role supporting the Healthcare, Facilities and Higher Education Sector.

The value of these awards will be comprised of: 40% time based non-qualified stock options, 40% performance stock units and 20% time based restricted stock units.   The value of the time based non-qualified stock options will be based on their Black Scholes value as determined by Aramark. The exercise price of the stock options will be equal to the fair market value of Aramark stock on the date of grant, as such fair market value is defined under the 2013 Stock Incentive Plan.  The value of the restricted stock units and performance stock units will be based on the fair market value of the restricted stock units and the target number of performance stock units.

The stock options will generally vest over 4 years, 25% each year.  The performance stock units have a vesting period of 3 years, with the number of performance stock units that are eligible to vest determined based on achievement by Aramark of the applicable performance targets as provided in the performance stock unit award and grant certificate.  The restricted stock units will generally vest over 4 years, 25% each year.  The actual terms and conditions of the stock options, performance stock units (including the performance targets) and restricted stock units, in each case including the vesting terms, will be set forth in the award agreement and grant details for each such instrument that will be provided to you following the grant.

Your stock option, performance stock unit and restricted stock unit grants described above are subject to approval and generally will be granted at a future Compensation and Human Resources Committee meeting where awards are considered.

Auto Allowance:	You will continue to be eligible to receive an auto allowance of $1,100 per month. This amount is subject to all applicable withholding taxes, is paid monthly and is not pro-rated.

This offer letter, along with the agreements referenced herein, sets forth the entire understanding of the parties with respect to all aspects of the offer. Any and all previous agreements or understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this offer letter.